EX-99.14.a

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Delaware Group Government Fund of our report dated September 30, 2025, relating to the financial statements and financial highlights of Macquarie Strategic Income Fund (effective December 1, 2025, renamed Nomura Strategic Income Fund), which appears in Delaware Group Government Fund’s Certified Shareholder Report on Form N-CSR for the year ended July 31, 2025. We also consent to the references to us under the heading “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
July 2, 2026